Exhibit 10.12

LEASE EXTENSION AGREEMENT

THIS LEASE AGREEMENT (this "Lease") made and entered into this 1st day of June, 2006, by and between Remco Management Company, LLC., a Utah limited liability company, whose address is c/o Ron Mast, 8690 Hidden Oaks Cir, Salt Lake City, Utah 84121 (hereinafter referred to as "Lessor") and High Performance Coatings;. (HPC) (hereinafter referred to as "Lessee").

WITNESSETH:

WHEREAS, Lessor is the owner (manager) of certain real property located at 14788 Heritage Crest Way, Bluffdale Utah 84065

WHEREAS, Lessee wishes to Extend its present lease on said premises with certain Modifications, to the old lease document. Lessor is willing to lease said premises to Lessee, upon the terms and conditions set forth below in this Lease.

WHEREAS, this is to be a lease in which Lessee pays all costs, expenses, repairs, replacement costs and in which the Lessor shall receive its rent, totally net, of any cost or expense, dating back to the 15th of May 2001, except only roof repairs unrelated to Lessee roof penetration, all foundations, exterior walls, and structural components of the building located on the premises (exclusive of all glass, and exclusive of all doors which are part of the premises), paving, and underground utility and sewer pipes, except repairs rendered necessary by the negligence of Lessee, its agents, employees, or invitees. Lessor gives to Lessee exclusive control of the Premises and shall be under no obligations to inspect the Premises. Lessee shall promptly report in writing to Lessor any condition of which Lessee becomes aware and which Lessor is required to repair as specifically set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the parties agree and contract as follows:

1.
Premises. Lessor for and in consideration of the rents, covenants and agreements hereinafter specified, leases to Lessee, the premises located at 14788 Heritage Crest Way, Bluffdale Utah,. Lessor retains free title to all of the premises and shall have access to and through the premises as provided for herein. Lessee hereby agrees to lease the premises according to the terms and conditions of this Lease.

2.	Uses. Lessee agrees to use the premises for only lawful business operation. Lessor makes no representation or warranty concerning zoning requirements for any such uses.

3.	Term.

(a)	This Lease shall be for an initial period of Two (2) years commencing on the 1st day of July 2006 (the "Commencement Date") and terminating on the 30th day of June, 2008 ("Initial Term”)

(b)	Lessee will have the right to extend the Lease for up to one additional period of three year (3) years from the terminating date of June 30, 2008

4.
Holding Over. Lessee shall vacate the premises upon the expiration or earlier termination of this Lease. Lessee shall reimburse Lessor for all damages that Lessor incurs from Lessee's delay in vacating the premises. If Lessee does not vacate the premises upon the expiration or earlier termination of this Lease and Lessor accepts rent from Lessee, Lessee's occupancy of the premises shall be a month-to-month tenancy, subject to all of the terms of this Lease applicable to a "month-to-month" tenancy, except that the Base Rent then in effect shall be increased by twenty five percent (25%).

5.	Base Rental. The base monthly rental ("Base Rent") during the Initial Term of the Lease shall be as follows:

1st year	$7200.00
2nd year	$7416.00

5.1.	Payment of Rent.

(a) Base Rent. Base Rent for each month during the Term shall be due and payable in advance on the first day of each such month; provided, if the Term begins on a day other than the first day of the month, then Base Rent for the period from the first day of the Tenn to the last day of the month in which the Term begins shall be due on the first day of the Term. If the Term begins on a day other than the first day of the month or ends on a day other than the last day of the month, Base Rent for such partial month shall be prorated based upon the number of days of the Term occur-ring within such partial month.

(b) Additional Rent. All taxes, utilities, nsurance charges, costs, interest, penalties and expenses that Lessee assumes or agrees to pay in this Lease shall be deemed to be additional rent, and, in the event of non-payment, Lessor shall have all the rights and remedies as herein provided for failure to pay rent. Lessee shall pay all such additional rent from the Commencement Date of this Lease to the date of termination of the Lease.

(c) Interest. Lessee shall pay to Lessor, interest at the rate of eighteen percent (18%) per annum on any amount due from Lessee not paid when due, as well as any amount that Lessor may elect to pay to meet an obligation of Lessee pursuant to the lease, which has not been met.

6.
Time. Time is of the essence of this Lease If any payment or sum due to Lessor under this Lease is not paid prior to the tenth day following the due date thereof, Lessee shall pay Lessor a late fee of five percent (5%) of the amount not timely paid.

7.	Place of Payment. All payments due to Lessor hereunder shall be made to Lessor and shall be mailed to Remco Management LLC, at 8690 Hidden Oaks Circle, Salt Lake City, Utah 84121.

8.
Lessee's Acceptance of Property. Lessee represents that it has inspected the premises, fixtures and equipment and that the premises, the sidewalks and the structures adjoining the same, and the present uses and non-uses thereof have been examined by Lessee. Except to the extent the premises may be in a condition contrary to any representation or warranty expressly stated in this Lease, Lessee accepts the same in the condition in which it now is, without representation or warranty, express or implied, in fact or by law. Lessee is aware of the condition of that the subject premises and agrees to accept the premises in its "as is" condition.

9.
Utilities, During the Term, all applications and connections for necessary utility services on the premises shall be made in the name of Lessee only, and Lessee shall be solely liable for all utility charges and shall pay the same as they become due.

10.	Maintenance and Repairs.

(a) Except as otherwise provided in this Lease, Lessee shall, at all times during the term, at its own expense, put and maintain in thorough repair and in the same or better condition than when received and in a safe condition, ordinary wear and tear excepted, the premises and its fixtures and equipment and appurtenances whether or not necessitated by wear, tear, obsolescence or defects, latent or otherwise. Except as otherwise expressly provided on this Lease, Lessee shall replace at its sole cost, any part of the building requiring replacement. Lessee shall be responsible for repair and replacement of any glass breakage. Lessee shall be responsible for maintaining landscaped area costs and keeping it in proper repair all landscaping, grounds, sprinkler system, and paving. Lessee responsible for all snow removal in there leased Area.

(b) Lessee shall not accumulate nor permit the accumulation of dirt, materials or substances that would render the premises unsanitary, unhealthy, unsightly or dangerous. Lessee shall be responsible for janitorial services for the premises.

(c) On default of the Lessee in making such maintenance, repairs or replacements as required herein, and after thirty (30) days notice to Lessee (except in the case of emergency no notice shall be necessary) Lessor may, but shall not be required to make such maintenance, repairs and replacements for Lessee's account, and the reasonable expense thereof shall constitute and be collectable as additional rent, due and payable on the first day of the month next following the month in which the work is performed.

(d) It is expressly understood and agreed that all improvements and additions to the premises other than Lessee's trade fixtures and personal property, shall become the property of the Lessor at the termination of this Lease. Except as otherwise provided in this Lease, at the termination of this Lease, the premises will be left in good clean condition, subject to reasonable wear and tear. Also the aluminum loading ramp provided to the lessee will be left on the premises

11.	Subordination. Lessor's Default, Attornment.

(a) Subordination. This Lease is and shall always be subordinate to any mortgage or deed of trust, any advances made on the security thereof, and any renewals, modifications, considerations, replacements or extensions thereof, whenever made or recorded, which is now or shall at any time be placed upon the premises and Lessee agrees to execute and deliver any instrument, without cost, which may be reasonably deemed necessary to further effect the subordination of this Lease to any such mortgage or deed of trust. However, any such subordination is subject to Lessee's right to possession of the premises during the Term and Lessee shall not be disturbed if Lessee pays the rent and performs all of Lessee's obligations under this Lease and is not otherwise in default hereunder. If any beneficiary or mortgagee elects to have this Lease prior to the lien of its deed of trust or mortgage and gives written notice thereof to Lessee, this Lease shall be deemed prior to such deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said deed of trust or mortgage or the date of recording thereof.

(b) Lessor's Default. If Lessor shall default under the terms of this Lease, Lessee shall give Lessor written notice specifically setting forth the alleged default and providing Lessor with 10 days to cure any such default unless such default cannot be reasonably cured within 30 days, in which case Lessor shall have a reasonable time to cure such default. Lessee agrees to give any mortgagee and/or trust deed holder by certified mail, a copy of any notice of default served upon Lessor, provided that prior to such notice Lessee has been notified in writing of the existence, name and address of such mortgagee and/or trust deed holder. Lessor and any mortgagee and/or trust deed holder of which Lessee has been provided notice pursuant to the preceding sentence shall have such additional time as may be necessary to cure any default if Lessor or any mortgagee or Trust Deed holder has commenced and is diligently pursuing the remedies necessary to cure such default, (including in the case of any mortgagee and/or trust deed holder, commencement of foreclosure proceedings, if necessary to effect such cure) in which event the Lease shall not be terminated while such remedies are being so diligently pursued.

(a) Non-Disturbance. Lessor shall use its best efforts to obtain a written agreement in a reasonable form from each holder of any existing and subsequent mortgage or deed of trust that it will not disturb Lessee's tenancy under this Lease so long as there is not a default or breach of the Lease by Lessee. Lessor shall attempt to obtain such agreement from existing mortgage or deed of trust holders within a reasonable time and from new mortgage holders at the time of the new mortgage or deed of trust.

12.	Lessee's Default or Breach. ch. Each of the following events shall constitute a default or breach of this Lease by Lessee:

(a) If Lessee shall not pay to Lessor when due any rent, or additional rent or pay to lessor any costs, charges, fees, taxes, insurance or expenses that Lessee is required to pay under this Lease and shall not cure such failure within Ten (10) days after having been given written notice of non-payment. If payment is made of all rent, late fees, and attorneys' fees and costs (including all sums due to the date of the cure) prior to Ten (10) days after date that the first unpaid rent was due, the default should be deemed cured. If Lessee fully pays all sums then due pursuant to the preceding sentence, such sentence shall apply again to a subsequent default.

(b) If Lessee shall file a petition in bankruptcy or insolvency or for reorganization under any bankruptcy act, or shall voluntarily take advantage of any such act by answer or otherwise, or shall make an assignment for the benefit of creditors.

(c) If involuntary proceedings under any bankruptcy law or insolvency act shall be instituted against Lessee, or if a receiver or trustee shall be appointed of all or substantially all of the property of Lessee, and such proceedings shall not be dismissed or the receivership or trusteeship vacated within sixty (60) days after the institution or appointment.

(d) If Lessee shall fail to perform or comply with any of the terms, conditions or covenants of this Lease (other than non payment of rent) and if the nonperformance shall continue for a period of thirty (30) days after written notice thereof by Lessor to Lessee, or, if the performance cannot be reasonably completed within the thirty (30) day period, if Lessee shall not in good faith have commenced the cure of such failure within the thirty (30) day period and shall not thereafter diligently proceed to completion of performance.

(e) If this Lease or the estate of Lessee hereunder shall be assigned, transferred, or sublet to or shall pass to or devolve on any other person or party, except in the manner herein permitted.

13.	Lessor's Rights Upon Default,

(a) If Lessee shall fail to remedy any default of Lessee within the cure period, if any, as provided for in Section 12 hereof, then this Lease may be terminated at Lessor's option by written notice to Lessee;

(b) Upon default of Lessee that is not cured within the applicable cure period, Lessee shall peacefully surrender the premises to Lessor and Lessor upon or at any time after such default may, without further notice, re-enter the premises and repossess it by any and all lawful means and may dispossess Lessee and remove Lessee and all other persons and property from the premises and may have, hold and enjoy the premises and the right to receive all rental income therefrom. Lessor's obtaining possession of the premises shall not be a termination of the Lease unless Lessor gives written notice to Lessee of its election to terminate this Lease;

(c) At any time after the default of Lessee that is not cured within the applicable cure period, Lessor may re-let the premises or any part thereof, in the name of Lessor, for such term which may be greater or less than the period which would otherwise have constituted the balance of the Term and on such conditions which may include concession, free rent, or less rent than Lessee is required to pay, as the Lessor, in its reasonable discretion, may determine, and may collect and receive the rent therefrom;

(d) Lessor shall in no way be responsible or liable for any failure to re-let the premises or any part thereof, or for any failure to collect any rent due upon such re- letting;

(e) No entry, possession or relenting of the premises shall be deemed a termination of this Lease nor shall it be considered a release of any of Lessee's liability under the lease;

(f) No termination of this Lease resulting from Lessee's default shall relieve the Lessee of its liability and obligations under this Lease (whether those obligations arise or become due before the date of termination or afterward), and such liability and obligations shall survive any such termination;

(g) In the event of default by Lessee (whether or not this Lease has been terminated and whether or not the premises or any part thereof shall have been re-let), Lessee shall pay to Lessor the rent, additional rent, and all other charges required to be paid by Lessee up to the time of such termination, and thereafter Lessee, until the end of what would have been the Term shall be liable to Lessor for, and shall pay to Lessor, as and for agreed "current damages" for Lessee's default:

1.	The equivalent of the amount of the rent and additional rent which would be payable under this Lease by the Lessee if this Lease were still in effect, less

2.
The net proceeds of any re-letting of the premises effected after deducting all the Lessor's reasonable expenses in connection with such re-letting, including, without limitation, all repossession costs, brokerage commissions, legal expenses and reasonable attorney's fees;

(h) Lessee shall pay such "current damages", herein called deficiency, to Lessor monthly on the days on which the rent and additional rent would have been payable under this Lease if this Lease were still in effect, and as such deficiency shall arise;

(i) Alternatively to paragraph (g), Lessor shall have the right to recover from Lessee the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of rental loss that Lessee proves could be reasonably avoided; and

(j) The Lessor shall have the right to recover from Lessee any and all of the following: Airy other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any attorneys' fees, broker's commissions or finder's fees (not only in connection with the reletting of the Premises, but also that portion of any leasing commission paid by Lessor in connection with this Lease which is applicable to that portion of the Term which is unexpired as of the date on which this Lease is terminated); the then unamortized cost of any Lessee improvements constructed for or on behalf of Lessee by or at the expense of Lessor or of any moving allowance or other concession made available to Lessee and/or paid by Lessor pursuant to this Lease; any costs for repairs, clean-up, refurbishing, removal (including the repair of any damage caused by such removal) and storage (or disposal) of Lessee's personal property, equipment, fixtures, and anything else that Lessee is required (under this Lease) to remove but does not remove; any costs for alterations, additions and renovations; and any other costs and expenses, including reasonable attorneys' fees and costs incurred by Lessor in regaining possession of and reletting (or attempting to relet) the Premises.

(k) Nothing herein contained shall limit or prejudice the right of the Lessor to prove for and obtain as damages by reason of such termination an amount equal to the maximum allowed by law, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above;

(1) If the net proceeds of any reletting of the premises after deductions exceeds the amount due under this Lease, any excess shall belong to Lessor and Lessee shall have no claim to the same;

(m) The remedies of the Lessor are, at Lessor's option, cumulative and not in the alternative. The remedies set forth herein shall not limit any other remedies to which the Lessor may be entitled.

(n) Nothing in this Lease shall be construed as relieving Lessor of any duty which it may have tinder laws to mitigate its damages in connection with any default or breach on the part of Lessee or as allowing Lessor to recover any damages which could have been reasonably mitigated. In exercising its rights and remedies under this Lease in response to a default or breach on the part of Lessee, Lessor shall, in every instance, be required to act reasonably and in accordance with prudent business practices.

14.	Condemnation,

(a) Total or Partial Taking. If all or substantially all of the Premises is permanently condemned or taken in any manner for public or quasi-public use, including but not limited to, a conveyance_ or assignment in lieu of the condemnation or taking, this Lease shall automatically terminate.

(b) Award,. Except as otherwise provided herein, Lessor shall be entitled to the entire award in any condemnation proceeding or other proceeding for taking the Premises for public or quasi-public use, including, without limitation, any award made for the value of the leasehold estate created by this Lease. No award for any partial or total taking shall be apportioned, and Lessee hereby assigns to Lessor any award that may be made in such condemnation or other taking, together with any and all rights of Lessee now or hereafter arising in or to the same or any part thereof. Although all damages in the event of any condemnation are to belong to Lessor whether such damages are awarded as compensation for diminution in value of the leasehold or to the fee of the Premises, Lessee shall have the right to claim and recover from the condemnor, but not from Lessor, such compensation as may be separately awarded or recoverable by Lessee in Lessee's own right on account of relocation cost or loss to which Lessee might incur in removing Lessee's merchandise, furniture and other personal property, fixtures, and equipment from the Premises. Lessee shall not be entitled to any award based on the value of the leasehold estate.

(c) Abatement in Rent. In the event of a partial condemnation or other taking that does not result in a termination of this Lease as to the entire premises pursuant to this Section, the rent and all other charges under this Lease shall abate in proportion to the value of the portion of the Premises taken by such condemnation or other taking. If this Lease is terminated, in whole or in part, pursuant to any of the provisions of this Section, all rentals and other charges payable by Lessee to Lessor hereunder and attributable to the Premises taken shall be paid up to the date upon which actual physical possession shall be taken by the condemnor.

(d) claim and recover from the condemnor, but not from Lessor, such compensation as may be separately awarded or recoverable by Lessee in Lessee's own right on account of damages to Lessee's business by reason of the condemnation and for or on account of any cost or loss to which Lessee might be put in removing Lessee's merchandise, furniture and other personal property, fixtures and equipment or for the interruption of or damage to Lessee's business.

(e) Transfer of Lessor's Interest to Condemnor. Provided the condemnor has formally declared its intention to condemn all or part of the premises, Lessor may agree to sell and/or convey to the condemnor the premises, or any portion thereof, sought by the condemnor, free from this Lease and the rights of Lessee hereunder, without first requiring that any action or

15.	Damage to Property

(a) Minor Insured Damage. In the event the premises, or any portion thereof, is damaged or destroyed by any casualty that is covered by insurance, Lessor shall promptly and in any event within 180 days after such damage or destruction occurs rebuild, repair and restore the damaged portion thereof, provided that (1) the amount of insurance proceeds, and any amounts Lessee elects to provide, to Lessor equals or exceeds the cost of such rebuilding, restoration and repair, (2) such rebuilding, restoration and repair can be completed within one hundred eighty (180) days after the work commences in the opinion of a registered architect or engineer appointed by Lessor, (3) the damage or destruction has occurred more than twelve (12) months before the expiration of the Term and (4) such rebuilding, restoration, or repair is then permitted, under applicable governmental laws, rules and regulations, to be done in such a manner as to return the damaged portion thereof to substantially its condition immediately prior to the damage or destruction, including, without limitation, the same net rentable floor area. To the extent that insurance proceeds must be paid to a mortgage or beneficiary under, or must be applied to reduce any indebtedness secured by, a mortgage or deed of trust encumbering the premises, such proceeds, for the purposes of this subsection, shall be deemed available to Lessor regardless of whether such mortgagee or beneficiary permits Lessor to use such proceeds for the rebuilding, restoration, and repair of the damaged portion thereof. Notwithstanding the foregoing, Lessor shall have no obligation to repair any damage to, or to replace any of, Lessee's personal property, furnishings, trade fixtures, equipment or other such property or effects of Lessee unless this damage or destruction was caused by the negligence of Lessor in an amount in excess of $10,000.00 in any one occurrence, or the intentional acts of Lessor, and is not covered by insurance.

Any rebuilding or repairs referred to in this section shall be performed as promptly as reasonably possible under the circumstances subject to matters outside of Lessor's control.

(b) Major or Uninsured Damage. In the event the premises, or any portion thereof, is damaged or destroyed by any casual to the extent that Lessor is not obligated, under subsection (a) above, to rebuild, repair or restore the damaged portion thereof, then Lessor shall within sixty (60) days after such damage or destruction, notify Lessee of its election, at its option, to either (1) rebuild, restore and repair the damaged portions thereof, in which case Lessor's notice shall specify the time period within which Lessor estimates such repairs or restoration can be completed, which time period shall not exceed 365 days after the damage or destruction occurs; or (2) terminate this Lease effective as of the date the damage or destruction occurred. If Lessor does not give Lessee written notice within sixty (60) days after the damage or destruction occurs of its election to rebuild or restore and repair the damaged portions thereof, Lessor shall be deemed to have elected to terminate this Lease. Notwithstanding the foregoing, this Lease shall not terminate if Lessee repairs or rebuilds in accordance with the provisions of this section and commences repairs or rebuilding within sixty (60) days after notice that Lessor does not intend to rebuild or repair. Notwithstanding the foregoing, if Lessor does not elect to terminate this Lease, Lessee may terminate this Lease if the damage or destruction occurs within the last twelve- (12) months of the Term, unless Lessee's actions or omissions are the cause of the damage. If Lessee has the right to terminate the Lease in accordance with the above provisions, Lessee may so elect by written notice to Lessor which must be given within fifteen- (15) days after Lessee's receipt of Lessor's notice of its election to rebuild. Upon Lessor's receipt of such notice, the termination shall be effective as of the date the destruction occurred. Any rebuilding or repairs referred to in this section shall be performed as promptly as reasonably possible under the circumstances subject to matters outside of Lessor's control.

(c) If Lessor is not required to rebuild or repair the building pursuant to (a) and does not elect to rebuild or repair under (b), then Lessee shall repair or replace the damage or destruction to the building at Lessee's cost, if the damage or destruction occurred to the premises as the result of the negligence or wrongful act or omission of Lessee, or any owner, officer, employee, contractor or agent of Lessee, Lessee shall repair or replace the damaged or destroyed portion of the premises to substantially its condition immediately prior to the damage or destruction. Such repair or replacement shall be at Lessee's expense, except that Lessor shall cause the insurance proceeds, if any, attributable to such damage or destruction that are paid to or for the account of Lessor to be made available to Lessee to be applied toward the cost thereof.

(d) If Lessor is not required to rebuild under subsection (a) and elects not to rebuild under subsection (b), and Lessee is not required to rebuild under subsection (c), Lessee shall have fifteen (I5) days after such notification from Lessor that Lessor is not rebuilding or repairing in which to notify Lessor that Lessee wishes to have the structure rebuilt at Lessee's own expense provided Lessor shall make available any insurance proceeds from such damage or destruction to pay such costs. Lessee's right to have the premises rebuilt shall be conditional upon (i) Lessee paying rent during the period of construction without abatement; (ii) obtaining the consent of Lessor if the estimated cost of rebuilding is over $20,000.00, said consent not to be unreasonably withheld; and (iii) the construction is to be completed within 180 days of commencement of construction unless delayed by matters outside of Lessee's control; and (iv) any rebuilding or repairs referred to in this section shall be performed as promptly as reasonably possible under the circumstances subject to matters outside of Lessee's control. If Lessee decides to have the building rebuilt or repaired, Lessor can choose to control the construction or permit Lessee to rebuild. If Lessor controls the rebuilding pursuant to paragraph 1, Lessee shall provide funds to Lessor for the actual cost of rebuilding of the premises as payment becomes due and reasonable proof of availability of funds in an amount reasonably satisfactory to Lessor for the completion of the work. If Lessor chooses to have Lessee control the rebuilding, Lessee shall use licensed contractors and provide reasonable proof to Lessor that Lessee has adequate funding to complete the construction and pay as payments becomes due, all materialmen, contractors and subcontractors so that there shall not be any mechanic's liens recorded against the premises;

(e) Abatement of Rent. Subject to the provisions of subsection (d), in the event of damage or destruction to the premises, rent shall continue for a minimum of three months. Thereafter, there shall be a fair and equitable abatement of rent by reason of damage to or destruction of the premises, or any portion thereof, to reflect the extent to which that the floor area of the Premises cannot be reasonably used by Lessee for the conduct of its business, in which event the Monthly Rental shall abate proportionately. If Lessor or Lessee elects to terminate this Lease as provided in Subsection (b) above, no obligation shall accrue under this Lease after such termination except for the three month's rent referred to in the first sentence of this section. Notwithstanding the provisions of this Section, if any such damage is due to the fault or negligence of Lessee, any person claiming through or under Lessee, or any of their employees, suppliers, shippers, servants, customers or invitees, then there shall be no abatement of rent relating to any period during the Term by reason of such damage, unless and until Lessor is reimbursed for such abatement pursuant to any rental insurance policy. Lessee's right to terminate this Lease in the event of any damage or destruction to the Premises, is governed by the terms of this Section and therefore Lessee hereby expressly waives the provisions of any and all laws, whether now or hereafter in force, and whether created by ordinance, statute, judicial decision, administrative rules or regulations, or otherwise, that would cause this Lease to be terminated, or give Lessee a right to terminate this Lease, upon any damage to or destruction of the Premises or Building that occurs.

16.
Restrictions on Use, Lessee shall not keep, use or sell anything prohibited by any policy of fire insurance covering the premises, and shall comply with all requirements of the insurers' applicable to the premises necessary to keep in force the fire and liability insurance.

17.	Waste, Nuisance or Unlawful Activity Lessee shall not allow any waste or nuisance on the premises, or use or allow the premises to be used for any unlawful purpose.

18.	Insurance,

(a) Lessee. During the Term hereof, Lessee shall keep in full force and effect the following insurance and shall provide appropriate insurance certificates evidencing such coverage to Lessor prior to the Commencement Date and annually thereafter before the expiration of each policy and each such policy shall name Lessor as an additional namedinsured:

1) Commercial general liability insurance with a limit of not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence, against claims for personal injury liability including, without limitation, bodily injury, death or property damage liability and covering the business (es) operated by Lessee and by any sublessee of Lessee on the Premises; and

2) All risk special form insurance covering (without limitation) fire, extended coverage and vandalism and malicious mischief insuring the building constituting a part of the premises in an amount not less than one hundred (100%) of the full replacement cost thereof, plus cost of debris removal with no deduction for depreciation.

(b) No insurance required by this Section shall have a deductible in excess of $ 1,000.00. Each insurance policy obtained by Lessee pursuant to this Lease shall contain a clause that the insurer will provide Lessor with at least thirty (30) days prior to written notice of any material change, nonrenewal or cancellation of the policy, shall be in a form reasonably satisfactory to Lessor, shall be taken out with an insurance company authorized to do business in Utah and rated not less than Best's Financial Class X and Best's Policy Holder Rating "A". In addition, any insurance policy obtained by Lessee shall be written as a primary policy, and shall not be contributing with or in excess of any coverage which Lessor may carry, shall have loss payable clauses satisfactory to Lessor and in favor of Lessor naming Lessor and any other party having an insurable interest in the premises reasonably designated by Lessor as an additional insured and shall insure against loss caused by negligence of Lessee, and shall not permit subrogation against the Lessor. The liability limits of the above-described insurance policies shall in no matter limi he liability of Lessee pursuant to this Lease.

19.
Waiver of Subrogation. Lessor and Lessee hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage and other property insurance and liability policies existing for the benefit of the respective parties.

If Lessee fails to maintain and secure the insurance coverage required under this Section 18, then Lessor shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to procure and maintain such insurance, the cost of which shall be due and payable to Lessor by Lessee within ten (10) business days after written demand.

If, on account of the failure of Lessee to comply with the provisions of this Section, Lessor is deemed a co-insurer by its insurance carrier, then any loss or damage which Lessor shall sustain by reason thereof shall be borne by Lessee and shall be paid by Lessee as additional rent within ten (10) business days after receipt of a bill therefore and evidence of such loss.

20.
Payment of Taxes by Lessee, As and for additional rent, Lessee shall pay all real estate taxes and assessments, personal property taxes, excise or sales taxes, special improvement and other assessments (ordinary and extraordinary), and all other taxes, duties, charges, fees and payments imposed by any governmental or public authority which shall be imposed, assessed or levied upon, or arising in connection with Lessee's use, occupancy or possession of the premises or any part thereof during the Term (all of which are herein called "Taxes"). Taxes for the tax year in which the term shall commence or expire shall be apportioned according to the number of days during which each party shall be in possession during such tax year.

Lessee may contest any Taxes by appropriate proceedings conducted promptly at Lessee's expense. Lessor agrees to cooperate reasonably with Lessee and to execute any documents or pleadings reasonably required for such purpose, but Lessor shall not be obligated to incur any expense or liability in connection therewith. If Lessee wishes to protest Taxes, Lessee shall timely pay all Taxes due "under protest." All refunds of Taxes shall be the property of Lessee to the extent they are refunds of or related to payments made by Lessee.

Lessee and Lessor acknowledge that the total area of assessment considered for property taxes is not shared with another tenants. this Premise totals 100% of the area that is assessed the County Assessor for property taxes., Lessee is responsible for 100% of the total assessment .

21.
Right of Entry Lessor or its agents shall have the right to enter the premises at reasonable times, upon reasonable prior notice to Lessee in order to examine and inspect them, and to show them to prospective purchasers or to make such repairs, alterations, improvements, or additions as the Lessor may deem necessary or desirable. During the six (6) months prior to the expiration of the Term, and any extension thereof the Lessor shall have the right to advertise the premises for sale or rent and shall have right to place "For Sale" or "For Rent" signs on the premises. Lessor's right of entry shall not be deemed to impose upon the Lessor any obligation, responsibility, or liability for the care, supervision or repair of the premises other than as herein provided. In exercising any of its rights under this Section 20, Lessor shall not unreasonably interfere with the conduct by Lessee of its business at the premises.

22.	Indemnity and Limit on Lessor's Liability,

(a) Lessee Indemnity. Lessee agrees to indemnify, defend and hold Lessor and its officers, directors, partners and employees entirely harmless from and against all liabilities, losses, demands, actions, expenses or claims, including reasonable attorneys' fees and court costs, for injury to or death of any person or for damages to any property or for violation of law arising out of or in any manner connected with (i) the use, occupancy or enjoyment of the premises by Lessee or Lessee's agents, employees, customers or contractors (the "Lessee's Agents") or any work, activity or operations allowed or suffered by Lessee or Lessee's Agents to be done in or about the premises; (ii) any breach or default in the performance of any obligation of Lessee under this Lease; and (iii) any negligent or otherwise tortuous act or failure to act, by Lessee or Lessee's agents in or about the premises.

(b) Limitation on Lessor's Liability: Release of Trustees, Officers and Partners of Lessor. Lessee agrees that in the event, Lessee shall have any claim against Lessor under this Lease arising out of the subject matter of this Lease, Lessee's recourse shall be limited to a maximum liability of $500,000.00. Moreover, Lessee agrees that Lessor shall in no event and under no circumstances be responsible for any consequential damages incurred or sustained by Lessee, or its employees, agents, contractors or invitees as a result of or in any way connected to Lessee's occupancy of the Premises. Lessee further hereby waives any and all right to assert any claim against or obtain any damages from, for any reason whatsoever, the trustees, directors, officers and partners of Lessor including all injuries, damages or losses to Lessee's, property, real and personal, whether known, unknown, foreseen, unforeseen, patent or latent, which Lessee may have against Lessor or its directors, officers or partners (other than fraud or intentional wrongful conduct). Lessee understands and acknowledges the significance and consequence of such specific waiver. In any event, Lessor shall not be responsible for the first $10,000.00 of damages suffered by Lessee caused by Lessor's liability with respect to any one incident or occurrence.

Lessor shall not be liable or responsible to Lessee for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, or order of governmental body or authority or for inconvenience that may arise during the repair or alteration of any part of the premises.

23.
Compliance With Applicable Laws. Lessee at its sole expense shall comply with all laws, orders, and regulations of federal, state and municipal authorities, and with any direction of any public officer, pursuant to law, which shall impose any duty upon Lessor or Lessee with respect to the premises, except that Lessee shall have no such obligation with respect to any aspect or component of the premises that was not in compliance with any such law, order, regulation or direction as of the date of this Lease. Lessee, at its sole expense, shall obtain all licenses or permits which may be required for the conduct of its business within the terms of this Lease, or for the making of repairs, alterations, improvements or additions

24.	Surrender of Premises,

(a) At the expiration of the Term, and any extensions thereof, Lessee shall surrender the premises in good condition, excepting reasonable use and wear and tear and any damage or destruction that Lessee is not obligated to repair pursuant to paragraph 15.

(b) No act or thing done by the Lessor or its agents during the term of this Lease shall be deemed an acceptance or the surrender of the premises and no agreement to accept such surrender shall be valid unless in writing signed by Lessor. No employee nor agent of the Lessor shall have any power to accept the keys of the premises prior to the termination of this Lease, and the delivery of the keys to Lessor or to any employee or agent of Lessor shall not operate as a termination of this Lease or a surrender of the premises without Lessor's express written consent.

25.
Assignment, Sublease or License, Lessee shall not assign or sublease the premises or any right or privilege connected therewith or allow any other person except agents and employees of Lessee to occupy the premises or any part thereof without the consent of Lessor, which shall not be unreasonably withheld. An unauthorized assignment, sublease or license to occupy by Lessee shall be void and shall terminate this Lease at the option of Lessor. The interest of Lessee in this lease is not assignable by operation of law without the written consent of Lessor. Notwithstanding anything in this Lease to the contrary, Lessee may, without the prior written consent of Lessor, assign this Lease or sublet all of any portion of the Premises to any: (i) entity under the control of Lessee; (ii) any entity that controls Lessee, (iii) any entity that is controlled by an entity that also controls Lessee; or (iv) any entity that acquires Lessee or substantially all of Lessee's assets. For purposes of the foregoing, an entity shall be deemed to control another entity if it directly or indirectly (through one or more subsidiaries) owns at least 75% of the voting securities of such other entity. No assignment or sublease shall release Lessee from its responsibilities and obligations pursuant to the Lease.

26.
Non-Liability of Lessor for Damages. Except to the extent intentionally caused by Lessor, Lessor shall not be liable for liability or damage claims for injury to persons or property from any cause relating to the occupancy of the premises by Lessee, including those arising out of damages or losses occurring on sidewalks and other areas adjacent to the premises during the term of this lease or any extension thereof. Lessee shall indemnify Lessor from all liability, loss, or other damage claims or obligations resulting from any injuries or losses of this nature.

27.
Signs, Awnings, and Marquees Installed by Lessee. Lessee may construct or place signs, awnings, marquees, or other structures on the exterior of the premises only (i) with the prior written consent of Lessor, said consent not to be unreasonably withheld; and (ii) having first obtained all required governmental permits. Lessee shall maintain in good repair the current signs on the property. Said signs belong to Lessee and shall not exceed in size of the face of the east side of the existing Awning.

28.
Alterations. Lessee shall obtain the written approval of Lessor prior to making any alterations or modifications to the premises or to any equipment thereon which exceeds $3,000 in cost in the cumulative, said approval not be unreasonable withheld. All approved and completed alterations or modifications, except Lessee's trade fixtures, shall become part of the premises and title thereto shall vest in Lessor. All alterations or modifications undertaken by Lessee shall be performed and completed in a workmanlike manner and at the sole expense of Lessee. No work shall be performed by Lessee without having received all necessary building permits and other municipal, county, and governmental approvals.

29.
Notices. All notices and other communications hereunder shall be in writing and shall be deemed properly served if mailed by certified or registered mail, return receipt requested or delivered personally or by recognized overnight courier service addressed or delivered as follows:

To Lessor at:	Remco Management Lc
8690 Hidden Oaks Cir
Salt Lake City, Utah 84121

To Lessee at:	High Performance Coating (HPC)
14788 South Heritagecrest Way
Bluffdale, Utah 85065

or to such other address as a party may specify by like notice. A notice is deemed properly served if mailed as set forth above whether or not the certified letter is accepted. Notices mailed in accordance with this section shall be deemed given on the third business day after depositing in the U.S. Mail. Notices delivered personally or by overnight courier shall be deemed given only upon actual receipt thereof.

30.
Waiver of Right. No failure on the part of either party to enforce any covenant or provision herein contained, nor any waiver of any rights hereunder by either party, unless so stated in writing, shall discharge or invalidate such covenant or provision or effect the right of that party to enforce the same or any other right in the event of any subsequent breach or default.

31.
Attorney's Fees, In the event of a breach or default by either party, the non-defaulting party shall be entitled to recover all costs of enforcing this Lease, including reasonable attorney's fees, whether or not litigation is instituted.

32.
Liens, Lessee shall keep all of the premises and every part thereof and all buildings and other improvements at any time located thereon free and clear of any and all mechanic's, materialman's, and other liens for or arising out of or in connection with work or labor done, services performed or materials or appliances used or furnished for or in connection with any operations of Lessee, any alteration, improvement, or repairs or additions which Lessee may make or permit or cause to be made, or any work or construction, by, for, or permitted by Lessee on or about the premises, or any obligations of any kind incurred by Lessee. Lessee shall at all times promptly and fully pay and discharge any and all claims on which any such lien may or could be based, and to indemnify Lessor and all of the premises and all buildings and improvements thereon against all such liens and claims and suits or other proceedings pertaining thereto.

Notwithstanding the foregoing, if Lessee shall desire to resist any mechanic's or materialmens' liens, or any other claim against all or any portion of the premises on account of construction, building, rebuilding, repairing, reconstruction or otherwise improving the premises, Lessee shall have the right to do so, provided Lessee shall first place funds into escrow in an amount as reasonably determined by Lessor sufficient to pay said claim or lien, along with interest, costs, attorneys fees and an amount sufficient for a cushion in the event of an increased claim, with said escrow directed to pay such claim or lien in the event of a result adverse to Lessee, or provide for a bond and/or other financial arrangement sufficient to assure payment of the claim or lien.

33.
Lessor's Remedies are Cumulative, The specified remedies to which the Lessor may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which the Lessor may be lawfully entitled in case of any breach or threatened breach by the Lessee of any provision or provisions of this Lease.

34.
Declaration of Governing Law, This Lease shall be governed by, construed, and enforced in accordance with the laws of the State of Utah. The courts of the State of Utah, of the County in which the property is situated shall have exclusive jurisdiction over any disputes or defaults arising out of this Lease.

35.
Grammatical Usage. In construing this Lease, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural, in any place in which the context so requires.

36.
Lease Binding, Upon Heirs, Executors, Administrators, Successors, and Assigns of Lessor and Lessee, The covenants, terms, conditions, provisions, and undertakings in this Lease or in any renewals thereof, shall extend to and be binding upon the heirs, executors, administrators, successors, and assigns of the respective parties hereto, as if they were in every case named and expressed, and shall be construed as covenants running with the land; and whenever reference is made to either of the parties hereto, it shall be held to include and apply also to the heirs, executors, administrators, successors, and assigns of such party, as if in each and every case so expressed. Nothing contained in this section shall be deemed to authorize an assignment of this Lease by Lessee.

37.
Entire Agreement, This Lease, together with any written agreements which shall have been executed simultaneously herewith, contains the entire agreement and understanding between the parties. There are no oral understandings, terms or conditions, and neither party has relied upon any representation, express or implied, not contained in this Lease or the simultaneous writings heretofore referred to. All prior understandings, terms, or conditions are deemed merged in this Lease.

This Lease may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

38.	Severability, If any provision of this Lease shall be declared invalid or unenforceable, the remainder of the Lease shall continue in full force and effect.

39.
Conveyance by Lessor, If during the Term of this Lease Lessor, its successors or assigns shall convey its interest in the premises, then from and after the effective date of the conveyance by Lessor, Lessor, or its successor or assign so conveying, shall be released and discharged from any and all obligations pursuant to this Lease except for those which shall have already accrued. Nothing contained in this Lease shall prohibit Lessor from the sale, mortgaging, or hypothecation of the premises.

40.
Hazardous Materials. Lessee agrees that it shall not cause or permit any Hazardous Material containing asbestos on or into the premises this is absolutely prohibited. Lessee also agrees, it represents and warrants that it shall not incorporate or permit any Hazardous Material on the premise during the term of this lease, that has not been approved or explained to Bluffdale City when acquiring its Conditional use permit. Or any governmental permits to use such Material under any precaution they may require.

41.
Quiet Enjoyment. As long as Lessee shall not be in default under the terms of this Lease, Lessor covenants that Lessee shall peaceably and quietly hold and enjoy the premises for the Term without hindrance or interruption by Lessor or any other person or persons lawfully or equitably claiming by, through. or under Lessor or any predecessor or successor of Lessor.

Lease Purchase OptionPage 16

DATED this 9th day of June, 2006.

LESSOR:	LESSEE:
Remco Management, LLC. A Utah limited liability company	High Performance Coatings A Oklahoma Corporation

By: /s/ Ron Mast	By: /s/ Terry R. Holmes
Ron Mast	Terry R. Holmes
Its: Managing Member	Its: President

Remco Heritage Park 114 LLC
Lease Purchase Option

June, 2006

Lessee, has been given this offer to purchase the Property located at 14788 Heritagecrest Way. Bluffdale Utah 84065 The Purchase option will be as follows, The project is known as the Remco Heritage Park 114 LLC.

•	The Purchase Price will be at $98.00 per Square foot Based on 14400 Sf.

•	$1,411,200.00

•    Pryor to the end of a 24 month period June 30, 2008 30% of the base lease payments $ 52,617.00 will be applied towards the 15% down payment needed to close on the purchase of the property and is to be used only at the time of closing the purchase contract.

•    This Purchase Option must be exercised in written form by the Lessee no sooner than 30 days Pryor to June 30, 2008 date with no exception. Notifying of their intent to Purchase. And the closing date will be set and agreed on by both party's no later than 30 days thereafter. Buyer to pay all closing costs.

•     Note! If this Purchase Option is not exercised by the lessee High Performance Coatings (HPC ) there will be no equity accrued on this property and this Option is not Transferable to anyone other than the Lessee so named and if the option is not exercised. the lease will then continue on as written.

•     Lessor agrees to carry a Purchase contract at a rate of 8.5% percent for a period of 30 years with a 15 year call. Note! If the trust deed note, is paid off sooner than a five year period, all rebates of lease payments given at time of closing against the down payment will be taken back and re-added back to the contract price, as a pre-payment penalty.

/s/ Ron Mast
Ron Mast

/s/ Terry R. Holmes
Terry R. Holmes